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                                                                    EXHIBIT 99.1

Company Press Release

THOMAS & BETTS ENTERS INTO AGREEMENT TO
ACQUIRE OCAL INC. FOR CASH

MEMPHIS, Tenn.--(BUSINESS WIRE)--Oct. 7, 1998--Thomas & Betts Corp. (NYSE:TNB -)
                                                                          ---
and Ocal Inc. (Nasdaq:OCAL -) Wednesday announced that they have entered into a definitive acquisition agreement under which Thomas & Betts will acquire Ocal for approximately $20.3 million.

In the merger, Ocal stockholders would receive approximately $3.54 in cash for each share of common stock, based on the current number of shares outstanding. The merger is subject to approval by Ocal stockholders at a special meeting and to review under the Hart-Scott-Rodino Act. All other conditions will be further described in a proxy statement to be mailed to Ocal shareholders.

The board of directors of Ocal unanimously recommended that shareholders approve the merger. Ilan Bender, chairman and chief executive officer of Ocal, has committed to vote all of his Ocal shares in favor of the merger. Bender currently holds 54 percent of Ocal shares, directly and through controlled entities.

"We are pleased to be able to strike a deal with a recognized and respected organization such as Thomas & Betts," said Bender. "The board supports this transaction as being representative of the true value of the company's operations."

Ocal manufactures PVC-coated conduit and components for use in corrosive industrial environments. The company employs approximately 175 people, principally in its Mobile, Ala., manufacturing facility, and had 1997 sales of $24 million.

"Ocal's position in PVC-coated conduit and components complements our strong core product base. The acquisition enhances our ability to serve heavy industry applications and will have an immediate impact on our industrial business," said
W. Neil Parker, Thomas & Betts' president -- electrical components group.

Thomas & Betts is a leading producer of connectors and components for worldwide electrical and electronics markets. Visit Thomas & Betts on the World Wide Web at www.tnb.com.